UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Aftermarket Technology Corp.
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Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Tuesday, June 3, 2008, at 9:30 a.m. Eastern time at the NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, New York 10036.  Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting you will be asked to elect directors.  Your Board of Directors recommends a vote FOR the proposed nominees.  The reason for the Board’s recommendation, as well as other important information, is contained in the accompanying Proxy Statement.  You are urged to read the Proxy Statement carefully.

This year we are taking advantage of the new Securities and Exchange Commission rules that allow companies to offer their stockholders the option of receiving their proxy materials over the Internet.  It is important that your shares be represented and voted at the meeting, whether or not you plan to attend.  This year you may vote your shares via a toll-free telephone number or over the Internet.  If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.  You will find instructions for all three methods of voting on the proxy card.

Your interest and participation in the affairs of Aftermarket Technology Corp. are greatly appreciated.

Donald T. Johnson, Jr. Chairman of the Board, President and Chief Executive Officer

April 15, 2008

1400 Opus Place – Suite 600, Downers Grove, IL 60515
Phone (630) 271-8100   Fax (630) 271-9999
www.goATC.com

AFTERMARKET TECHNOLOGY CORP.

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________

To the Stockholders of

Aftermarket Technology Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp. will be held at the NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, New York 10036 on Tuesday, June 3, 2008, at 9:30 a.m., Eastern time, for the purposes of considering and acting upon the following:

1.	election of seven directors to hold office until the 2009 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified; and

2.	transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 7, 2008 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors,

Joseph Salamunovich
Secretary

Dated:  April 15, 2008

PLEASE EITHER VOTE YOUR SHARES BY TELEPHONE OR INTERNET (AS DESCRIBED IN THE ENCLOSED MATERIALS) OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

i

AFTERMARKET TECHNOLOGY CORP.

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515

_____________________

PROXY STATEMENT

Annual Meeting of Stockholders
June 3, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp. for use at its Annual Meeting of Stockholders to be held at the NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, New York 10036 on June 3, 2008 at 9:30 a.m., Eastern time, and all adjournments thereof.

On or about April 24, 2008 Aftermarket Technology Corp. either mailed its proxy materials or provided Notice of Internet Availability of Proxy Materials to its stockholders.  If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail.  The Notice instructs you on how to access this Proxy Statement and our Annual Report on Form 10-K and how to submit your proxy over the Internet.  If you received the Notice in the mail and would like to receive a printed copy of our proxy materials, follow the instructions included on the Notice.

Aftermarket Technology Corp. first made available the proxy solicitation materials at www.proxyvote.com on or around April 20, 2008 to all stockholders entitled to vote at the Annual Meeting.  You may also request a printed copy of the proxy materials by any of the following methods:  via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.  Our 2007 Annual Report on Form 10-K was made available at the same time and by the same methods.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing the Notice of Internet Availability, this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy and the solicitation of proxies will be paid by Aftermarket Technology Corp.  Proxies may be solicited by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation.  Proxies may be solicited in person or by telephone.  We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

The close of business on April 7, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.  On that date, there were 21,541,646 shares of our common stock outstanding.  A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.  Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the annual meeting.  In all matters other than the election of directors, the affirmative vote of a majority of the shares of common stock present in person or represented by proxies and entitled to vote will be the act of stockholders.  Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxies and entitled to vote on the election of directors.  According to applicable state law and Aftermarket Technology Corp.’s charter and bylaws, abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected.  If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

Proxies will be voted in accordance with the instructions on the proxies.  In the absence of instructions, proxies will be voted FOR Aftermarket Technology Corp.’s nominees for election as directors.  As of April 15, 2008, the Board of Directors is not aware of any matters to be presented for action at the annual meeting other than those specifically identified in the Notice of Meeting.  However, should any other matters come before the annual meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the annual meeting or any adjournment thereof.

Any stockholder may revoke his or her proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the previously delivered proxy, (2) voting in person at the annual meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written notice of revocation to our corporate secretary.  The most current proxy card or telephone or Internet proxy is the one that is counted.

ELECTION OF DIRECTORS

Our directors are elected annually.  The term of office of all present directors expires on the date of the annual meeting at which seven directors are to be elected to serve for the ensuing year and until their successors are elected and qualified.  The nominees for election as directors are:

Robert L. Evans	Michael D. Jordan
Curtland E. Fields	S. Lawrence Prendergast
Dr. Michael J. Hartnett	Edward Stewart
Donald T. Johnson, Jr.

All of the nominees currently serve as directors of Aftermarket Technology Corp.  For information regarding each nominee, see “Management—Directors and Executive Officers.”

Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced.  If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.  To the best of our knowledge, all nominees are and will be available to serve.

The Board of Directors recommends a vote FOR each of the nominees.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Positions
Donald T. Johnson, Jr.	56	Chairman of the Board, President and Chief Executive Officer
Todd R. Peters	45	Vice President and Chief Financial Officer
John J. Machota	56	Vice President, Human Resources
John M. Pinkerton	50	Vice President and Controller
Mary T. Ryan	54	Vice President, Communications and Investor Relations
Joseph Salamunovich	48	Vice President, General Counsel and Secretary
William L. Conley, Jr.	59	President, ATC Logistics
Richard L. Stanley	51	President, ATC Drivetrain
Robert L. Evans	55	Director
Curtland E. Fields	56	Director
Dr. Michael J. Hartnett	62	Director
Michael D. Jordan	61	Lead Director
S. Lawrence Prendergast	66	Director
Edward Stewart	65	Director

Donald T. Johnson, Jr. joined us as President and Chief Operating Officer in January 2004.  In February 2004 Mr. Johnson became Chief Executive Officer, and he became a member of the Board of Directors in May 2004 and Chairman of the Board in June 2005.  Before joining us, Mr. Johnson had been Global Director, Parts, Supply and Logistics for Ford Motor Company since 1999.  Prior to that, Mr. Johnson spent 26 years working for Caterpillar, Inc. and its subsidiaries, including serving as Vice President of Caterpillar Logistics Services, Inc. from 1992 until he joined Ford.  Mr. Johnson is lead director and chairman of the compensation committee of the board of directors of Accuride Corporation.  Mr. Johnson holds a B.A. in Management from the University of Illinois.

Todd R. Peters joined us as Vice President, Finance in March 2004 and was appointed Chief Financial Officer in May 2004.  Before joining us, Mr. Peters served TriMas Corporation, a manufacturer of automotive accessories and industrial products, as Executive Vice President and Chief Financial Officer from 2002 to 2003 and as Vice President of Finance from 2001 to 2002.  From 1994 to 2001, he held various positions with Dana Corporation, a manufacturer in the automotive, commercial vehicle, and off-highway markets, including Global Working Capital Team Leader from 2000 to 2001, Director of Operations – Long Manufacturing from 1999 to 2000 and Vice President of Finance from 1994 to 1999.  Prior to that, Mr. Peters worked for Coopers & Lybrand for over eight years.  Mr. Peters holds a B.S. in Business Administration from Central Michigan University and is a certified public accountant.

John J. Machota joined us as Vice President, Human Resources in 1997.  From 1996 to 1997, he was a self-employed human resources consultant.  From 1995 to 1996, Mr. Machota was Vice President, Compensation for Waste Management, Inc. and from 1993 to 1995, served as Waste Management's Vice President, Human Resource Services.  From 1986 to 1993, Mr. Machota was Vice President, Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area.  Mr. Machota holds an M.S. in Industrial Relations from Loyola University, Chicago.

John M. Pinkerton joined us as Manager, Planning and Analysis in 1999, became Corporate Controller in 2000 and became an executive officer in June 2005 when he was appointed Vice President and Controller.  Prior to joining us, he was an independent financial consultant during 1998 and prior to that he spent ten years with Grimes Aerospace Company, an international engineering, manufacturing and distribution company, where he held various financial analysis and planning-related positions, including Director, Strategic Planning.  From 1980 to 1988, Mr. Pinkerton worked for Cooper Industries (Power Systems Division) in various accounting and related positions.  Mr. Pinkerton holds an M.B.A. from the University of Wisconsin-Milwaukee and is a certified public accountant (inactive).

Mary T. Ryan joined us as Vice President, Communications and Investor Relations in 1999.  From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc.  From 1995 to 1996, she was a self-employed public relations consultant.  Prior to that, Ms. Ryan was employed for more than ten years with Waste Management, Inc.  Ms. Ryan holds an M.B.A. from DePaul University.

Joseph Salamunovich joined us as Vice President, General Counsel and Secretary in 1997.  From 1986 to 1994 Mr. Salamunovich was an associate, and from 1995 to 1997 he was a partner, in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters.  Mr. Salamunovich holds a J.D. from Loyola Law School, Los Angeles.

William L. Conley, Jr. joined us in 2002 as President of our ATC Logistics business.  Prior to joining us Mr. Conley spent nearly 24 years with FedEx Corporation in a series of increasingly responsible sales and leadership positions.  Most recently, Mr. Conley served as Vice President and General Manager – Europe, Middle East and Africa for FedEx Supply Chain Services (FedEx’s logistics operations).  Mr. Conley holds a B.S. in Aeronautics from Parks College of Aeronautical Technology of St. Louis University.

Richard L. Stanley joined us in July 2007 as President of our ATC Drivetrain business.  From 1998 to 2006 Mr. Stanley was President of Remy Inc. (formerly Delco Remy America), the largest division of Remy International, a global manufacturer/remanufacturer of starters and alternators for both automotive/heavy duty/industrial OEMs and the aftermarket (Remy International filed for protection under Chapter 11 of the United States Bankruptcy Code in October 2007).  From 1994 to 1998 Mr. Stanley served as Senior Vice President and General Manager of Remy’s Automotive Systems division.  Between 1978 to 1994 he held increasingly responsible engineering and operations management positions at the Delco Remy division of General Motors Corporation.  Mr. Stanley holds an M.S. in Manufacturing Management from Kettering University.

Robert L. Evans became a director of Aftermarket Technology Corp. in December 2004.  Since August 2006, Mr. Evans has served as President, Chief Executive Officer and a member of the Board of Directors of Churchill Downs Inc., a publicly held owner and operator of horse racing venues.  Previously, Mr. Evans was Managing Director of Symphony Technology Group (a strategic holding company that invests primarily in software and services firms) and a predecessor firm, the Valent Group, from 2001 until October 2004.  Prior to that, he was President and Chief Operating Officer of Aspect Development, Inc. from 1999 until its acquisition by i2 Technologies, Inc. in 2000, after which he served as Chief Operating Officer of i2 Technologies.  Mr. Evans was employed by Accenture (formerly Andersen Consulting) from 1993 to 1999, where he held a variety of positions, including Managing Partner of the Americas Supply Chain practice.  From 1990 to 1993 Mr. Evans served as Vice President, Customer Support (Parts & Service) for Mazda Motor of America, and between 1975 and 1990 he held various positions with Caterpillar Inc., including President of Caterpillar Logistics Services.  Mr. Evans serves on our Compensation and Nominating Committee.

Curtland E. Fields became a director of Aftermarket Technology Corp. in December 2004.  Mr. Fields is also the Executive Director and chief executive officer and a trustee of the Turrell Fund, a $130 million foundation.  Prior to joining the Turrell Fund in 2003, Mr. Fields was employed by AT&T Corporation for over 30 years, serving most recently as President of the Consumer Transactions Services Group between 2000 and 2003, as President of the Consumer Markets Group (Central Region) from 1999 to 2000 and Vice President, Strategy and Marketing for the Business Markets Group from 1998 to 1999.  Prior to that he held other positions with AT&T including Financial Vice President for Investor Relations.  Mr. Fields is Chairman of our Compensation and Nominating Committee.

Dr. Michael J. Hartnett became a director of Aftermarket Technology Corp. in 1994.  Since 1992, Dr. Hartnett has been President and Chief Executive Officer, and since 2005 he has been Chairman of the Board, of RBC Bearings Incorporated, a publicly held manufacturer of ball and roller bearings.  Prior to joining RBC in 1990 as General Manager of its Industrial Tectonics subsidiary, he spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand.  Dr. Hartnett serves on our Audit Committee.

Michael D. Jordan became a director of Aftermarket Technology Corp. in May 2004 and Lead Director in June 2005.  Prior to retirement in 2001, he was employed by Ford Motor Company for over 30 years, serving most recently as President of Ford’s Automotive Consumer Services Group since 1997.  Prior to that he was President of the Ford Customer Service Division—Europe for three years.  Mr. Jordan serves on our Compensation and Nominating Committee.

S. Lawrence Prendergast became a director of Aftermarket Technology Corp. in May 2004.  Between 1999 and his retirement in June 2005, he was Executive Vice President of Finance of LaBranche & Co. Inc., a New York Stock Exchange specialist firm.  Prior to that he spent over 30 years with AT&T Corporation, including serving as Chairman of the Board and Chief Executive Officer of AT&T Investment Management Corp. from 1997 to 1999 and as Vice President and Treasurer of AT&T Corporation for 14 years before that.  Mr. Prendergast is Chairman of our Audit Committee.

Edward Stewart became a director of Aftermarket Technology Corp. in December 2004.  Prior to his retirement in 2002, he was employed by General Electric Company for 37 years, serving most recently as Executive Vice President of GE Capital and Chief Executive Officer of GE Card Services from 1997, and prior to that he was a Vice President of General Electric since 1991.  Mr. Stewart serves on our Audit Committee.

Directors serve one-year terms and are elected annually.  Executive officers serve until they resign or until replacements are appointed by the Board of Directors.

Independence of Directors

The Board of Directors has determined that all of our current directors with the exception of Mr. Johnson are independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.  None of the independent directors currently has or has had a material relationship with, or is or has been employed by, Aftermarket Technology Corp. or any of its subsidiaries.

Committees of the Board of Directors and Board Meetings

We have an Audit Committee and a Compensation and Nominating Committee.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, provides assistance to the Board of Directors in fulfilling its oversight role relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports.  The Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com.  The Audit Committee is composed of Messrs.  Hartnett, Prendergast (Chairman) and Stewart, each of whom is independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.

Compensation and Nominating Committee

The Compensation and Nominating Committee establishes our general compensation policies, establishes the specific compensation programs that we utilize with respect to our executive officers, establishes salaries and bonuses for our executive officers other than the Chief Executive Officer, makes stock awards (e.g., stock options, restricted stock) to all eligible employees other than our Chief Executive Officer, makes recommendations to the Board of Directors regarding the salary and bonus for and stock awards to our Chief Executive Officer and is responsible for identifying, reviewing the qualifications of, and recruiting, as appropriate, potential candidates for the Board of Directors.

For information regarding the Compensation and Nominating Committee’s philosophy, process and procedure in setting executive compensation policies, see “Executive Compensation.”

In identifying potential candidates for Board membership, the Compensation and Nominating Committee may rely on suggestions and recommendations from the Board, management and others.  The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by stockholders, but we expect that such a policy will be developed in the future.  The Board believes that the current absence of such a policy is appropriate because we have never received such a stockholder recommendation.  In evaluating the suitability of individuals for Board membership, the Compensation and Nominating Committee may take into account many factors, including an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board of Directors.  The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to help meet specific Board needs that have arisen.

The Compensation and Nominating Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com. The Compensation and Nominating Committee is composed of Messrs. Evans, Fields (Chairman) and Jordan, each of whom is independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.

Board and Committee Meeting Attendance

During 2007 the Audit Committee met nine times, the Compensation and Nominating Committee met eight times and the Board of Directors met six times.  Each director attended at least 75% of the meetings of the Board of Directors and the committee of the Board on which he served during the year.  We do not have a formal policy regarding director attendance at stockholder meetings.  All of our directors except Mr. Evans attended the 2007 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to us.  Based solely on a review of the copies of the forms that we have received, we believe that all such forms required during 2007 were filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Decisions about the compensation of our executive officers are made by the Compensation and Nominating Committee of our Board of Directors (the “Committee”), all the members of which are independent of management. The Committee is appointed by our Board of Directors and has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee reviews with the CEO the performance of the other executive officers, reviews and approves the compensation for the Named Executive Officers (“NEOs”), conducts the annual performance appraisal of our CEO, and recommends to the Board the CEO compensation package including incentive compensation plans in which the CEO participates.  The Committee’s goal is that the total compensation paid to our executive officers is fair, reasonable and competitive.  The types of compensation and benefits provided to the actively employed NEOs are similar to those provided to other executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is as follows:

•	to align compensation of our executive officers with stockholder value creation;
•	to provide market competitive compensation to attract and retain talented executives; and
•	to link incentive compensation to continuous improvements in strategic and operating performance.

The Committee believes the current compensation arrangements provide an appropriate level of incentive for the CEO and our other executive officers to perform at superior levels and in a manner directly aligned with the economic interests of our stockholders.  The Committee approves and continually evaluates our compensation policies applicable to the executive officers so that (i) we maintain the ability to attract and retain excellent employees in key positions, (ii) compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives in the competitive market, and (iii) compensation encourages a pay-for-performance environment.  To this end, the Committee believes that executive compensation should include both cash and stock-based compensation that rewards performance as measured against established goals.

Our current executive compensation program consists of four basic elements:

•	Base salary;
•	Annual performance based incentive compensation;
•	Long-term incentive/equity-based awards; and
•	Supplemental benefits.

Independent Compensation Consultant

The Committee periodically uses the services of an independent executive compensation consulting firm (the “independent compensation consultant”), currently Watson Wyatt Worldwide, which reports directly to the Committee and works with management on behalf of the Committee as the Committee determines is necessary. During 2007, the independent compensation consultant provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and the other executive officers.  Additionally, the independent compensation consultant provided the Committee with input on executive compensation items such as executive employment agreements, change-in-control, and long-term incentive design.

2007 Compensation

Competitive Benchmarking – Definition of Market

The Committee periodically reviews compensation data for comparable executive positions in the competitive market.  The independent compensation consultant assists with this analysis.  An extensive competitive compensation analysis was conducted during 2007 for all executive officers including the CEO.

For purposes of competitive market analysis, the Committee reviews competitive market data for comparable executive positions as provided by the independent compensation consultant.  For purposes of executive compensation benchmarking, our executive officers are matched based on job functions and responsibilities.  During 2007, we compared compensation at similarly sized companies in general industry (the “comparator group”) as we feel this is the industry segment in which we compete for executive talent.  In 2006, the Committee utilized similarly sized general manufacturing companies that produce both durable and nondurable goods for comparison purposes.   For 2007, the Committee determined it was appropriate to expand the definition of the competitive market to include general industry because this better reflects the increasing importance of the logistics side of our business.  Our decision to broaden the market definition to include general industry did not have a material impact on the market data as compared to the prior year.  All compensation data is size-adjusted to reflect our business size.

In addition to reviewing general market data for the purpose of evaluating the CEO’s total compensation, the Committee also reviewed market data for specific logistics and manufacturing companies representing our business mix. This group of companies was originally selected and is modified from time to time with assistance from the independent compensation consultant.  The named companies used for benchmarking during 2007 include:

Accuride Corporation	Jabil Circuit Inc.
Agilysis, Inc.	Keystone Automotive Industries Inc.
BorgWarner Inc.	LKQ Corporation
Brightpoint, Inc.	Richardson Electronics Ltd.
CH Robinson Worldwide Inc.	Ryder System Inc.
Celestica Inc.	Solectron Corporation
Con-way Inc.	Standard Motor Products Inc.
Expeditors International of Washington, Inc.	Tenneco, Inc.
Hub Group Inc.	UTi Worldwide Inc.
Innotrac Corporation	YRC Worldwide

Competitive Compensation Objectives

Our executive compensation is based on a pay-for-performance philosophy, emphasizing performance against measures that correlate with increases in stockholder value.  It is the policy of the Committee to set compensation targets for fixed pay (base salary and benefits) at approximately the 50th percentile of the market as defined by the comparator group.  Variable compensation (annual incentives and long-term incentives) is targeted at the 50th to 75th percentile of the market with awards above the 50th percentile tied to the achievement of “stretch” performance goals.

We believe that in order to emphasize a long-term perspective directly tied to stockholder value, a significant portion of the executive’s compensation should be in the form of incentive awards and long-term equity awards, or “pay-at-risk.”  The percentage of pay-at-risk increases as the level of employment position increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on our overall performance.

The 2007 mix of total compensation for the NEOs is described in the table below. The Committee believes this compensation structure aligns the financial interests of the NEOs and other executive officers with the interests of our stockholders because it rewards management for the achievement of long-term financial results and stockholder value creation.

Named Executive Officers	Base Salary	Annual Incentive Target	Long-Term Incentive Target	Total
Donald T. Johnson	21%	18%	61%	100%
Todd R. Peters	35%	21%	44%	100%
William L. Conley	36%	18%	46%	100%
Joseph Salamunovich	46%	20%	34%	100%
Richard L. Stanley	36%	18%	46%	100%

The Base Salary percentage included in the table above was calculated using the amounts disclosed in the Summary Compensation Table.  The Annual Incentive Target and Long-Term Incentive Target percentages were calculated using amounts disclosed in the Grants of Plan-Based Awards table.  The elements of our executive compensation program are described in more detail below.

Base Salary

We provide NEOs and other executive officers with base salary to compensate them for services rendered during the fiscal year.  For each position, the Committee establishes a base salary range that takes into consideration the position and its responsibility, level of experience and knowledge, the market data on salaries, internal comparability, individual performance, and recommendations provided by the independent compensation consultant. Within that range a specific base salary is then determined.  It is our policy to provide a base salary for a given position that is between 75% and 125% of the midpoint of the base salary range established for that position.

Each year, the individual performance of the executive officers is reviewed by the CEO.  These performance assessments and the salary recommendations, if any, are then reviewed with the Committee which, utilizing the provided market data and existing officer salary data, either approves the recommendations or revises them as it deems appropriate.

In the case of the CEO, his performance is evaluated annually by the Committee against a detailed list of performance objectives that have been mutually agreed upon by the Committee and the CEO at the beginning of the year. These objectives include specific measurable financial performance metrics, business strategy implementation milestones, and leadership development/succession planning goals.  The Committee utilizes the performance review and the competitive market data to determine the appropriate salary level for the CEO.  The salary for the CEO is then recommended by the Committee and reviewed and approved by the full Board of Directors.

For 2007, the CEO received a base salary increase of 4.7% effective January 1, which reflected the Committee’s evaluation of his performance during the prior year and the competitive market.  The average salary increase in 2007 for the other NEOs was 3.7%, which closely reflected the average salary movement within the comparator group.

The CEO’s salary was not adjusted for 2008.  Base salary adjustments for 2008 for the other NEOs became effective January 1, 2008 and are noted in the footnotes to the Summary Compensation Table below.

Performance-Based Incentive Compensation

We provide annual incentive opportunities through our Management Incentive Compensation Plan (the “IC Plan”), which rewards executive officers and other senior management for the achievement of annual financial results.  We believe this focuses the executives on achieving annual financial goals that are indicative of improved year-over-year performance.  The IC Plan constitutes at-risk compensation which is payable only if the goals are achieved and represents common market practice.  All of the performance measures in the IC Plan reflect our business strategy and key financial metrics that we believe will drive stockholder value while rewarding the executive team for exceptional individual and corporate performance.

Performance Measures.  We believe earnings per share (EPS) and adjusted earnings before interest and taxes (EBIT) are key indicators of financial performance.  Therefore, the primary corporate financial measure in the IC Plan for 2007 was EPS while EBIT served as the primary financial metric for the business segment leadership.  Corporate officer positions are measured entirely on EPS while business segment leadership is measured 70% on such segment’s adjusted EBIT and 30% on EPS.  For business segment leadership, we believe this weighting provides the appropriate incentive to drive business segment performance.  For each of these metrics, it is necessary that a minimum performance level be met before any payment is made for that metric.  For 2007, the threshold levels were as follows:

• EPS - 93% of target
• EBIT - 85% of target (both Drivetrain and Logistics)

In addition, we believe all employees must be fully committed to customer quality and service.  Therefore, the IC Plan includes a “quality and service” component pursuant to which the Committee may reduce plan awards by up to 20% if we or a business segment or a business unit do not achieve established quality and service objectives. The quality and service objectives include items such as service levels required by customer contracts, failure rates and warranty costs, and are reviewed regularly by the CEO with the appropriate business team.  At the conclusion of the year, the Committee (or the Board of Directors in the case of the CEO) reviews the quality and service performance and, based on the recommendations from the CEO, determines whether any bonus reduction is to be implemented.

Target Award Opportunities.  The target awards under the IC Plan have been established based on recommendations from the independent compensation consultant to reflect the 50th percentile of annual target incentive awards for similar positions within the market.  For 2007, the target incentive award was 90% of base salary for the CEO, 60% of base salary for the CFO, and 45% or 50% of base salary for the other NEOs, in each case with a minimum “cut-off” award equal to 25% of the target award and a maximum “stretch” award equal to 300% of the target award.

Actual 2007 results. The actual financial performance against targets for 2007 was as follows:

IC Plan
Financial Measure	2007 IC Goal	2007 Actual
Corporate EPS	$1.45	$1.81
Drivetrain adjusted EBIT	$27.996 million	$26.002 million
Logistics adjusted EBIT	$35.362 million	$46.209 million

Based on strong 2007 financial results, the IC Plan payments to the NEOs were as follows:

Named Executive Officers	Payout $ Related to Corporate EPS		Payout $ Related to Adjusted Drivetrain EBIT		Payout Related to Adjusted Logistics EBIT	Total 2007 Payout under the IC Plan
Donald T. Johnson	$1,512,000		-		-	$1,512,000
Todd R. Peters	$607,500		-		-	$607,500
William L. Conley	$117,000		-		$235,867	$352,867
Joseph Salamunovich	$329,400		-		-	$329,400
Richard L. Stanley	$72,691	(1)	$45,490	(1)	-	$118,181	(1)

(1)	Prorated from Mr. Stanley’s July 9, 2007 hire date. Based on a full year of employment, his 2007 EPS, adjusted EBIT and total payouts would have been $150,750, $94,340, and $245,090, respectively.

There were no discretionary adjustments to the bonus amounts made during 2007 for quality and service performance.

The above payments under the IC Plan are consistent with our strong EPS and EBIT performance and provide the pay-for-performance alignment we are seeking.

Long-Term Incentives

Our long-term incentive program is a key element of our total compensation program.  Long-term incentives are the largest component of variable compensation and provide the strongest tie to long-term stockholder value by linking a significant portion of executive compensation directly to stock price growth or decline.  As a result, our long-term incentive compensation historically has consisted of awards of stock options and restricted stock.

Effective January 1, 2007 we implemented a new long-term incentive plan (LTIP) that includes a stock component (both options and restricted stock) and a cash component and rewards management for achieving value targets over a three-year performance period.

LTIP Award Opportunities.  The target LTIP incentive opportunities have been established based on the independent compensation consultant’s review of comparator group long-term incentive practices and our compensation philosophy described above.  For 2007, the economic value of the total LTIP incentive award was set at 300% of salary for the CEO, 125% of salary for the CFO and Business Segment Presidents, and 75% of salary for the Vice President, General Counsel and Secretary.  These award sizes are consistent with the 75th percentile of LTIP awards within the competitive marketplace.

The current value mix in the LTIP provides approximately 70% of the value through the stock component and 30% of the value through the cash component.  Each of these components is discussed in more detail below and the Grants of Plan-Based Award Table contains the long-term awards for each of the NEOs.

Stock Options.  Stock options reward management for increases in our stock price above the price at the time the options are granted and thus provide a direct link to stockholder value creation.  The annual awards of stock options for 2007 for the NEOs other than the CEO and Mr. Stanley took place at the Committee’s regularly scheduled meeting on June 5, 2007.  These stock option grants have an exercise price of $30.44, which represented our closing stock price on the date of grant.   With regard to the CEO, his grant was approved by the Board on January 19, 2007, concurrent with the signing of a new employment agreement.  The CEO’s stock option grant has an exercise price of $20.80, equal to the closing stock price on the date of grant. The Committee granted options to Mr. Stanley at the time of his hiring on July 9, 2007.  The exercise price of Mr. Stanley’s options is $30.17, the closing stock price on the date of grant.  The Committee and the Board have never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor have they granted options that are priced on a date other than the grant date.  Since the end of 1998, we have maintained a policy against repricing stock options without stockholder approval.  All awards of stock options require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

All stock option grants are granted in the form of nonqualified stock options and vest at the rate of 33⅓% per year over the first three years of the ten-year option term.  Vesting and exercise rights cease in connection with termination of employment except in the case of death or disability for the NEOs other than the CEO.  For the CEO, vesting will continue post-employment if the Board determines there has been an orderly transition to the CEO’s successor.

It is the Committee’s intent to generally grant stock options at approximately the same time each year – at the time of our annual meeting, which typically takes place in late May or early June.  We do not have a formal policy with regards to the timing of stock option or restricted stock grants and the release of material non-public information.

Restricted Stock. Restricted stock grants build executive stock ownership and focus executives on long-term company performance.  Furthermore, awards of restricted stock are consistent with current market practice.  Restricted shares were granted to the NEOs other than the CEO and Mr. Stanley on June 5, 2007 when the stock price was $30.44.  These restricted stock awards are nontransferable and will vest at the rate of 33⅓% per year. The CEO, in conjunction with the signing of a new employment agreement, was granted a restricted stock award January 19, 2007 when the stock price was $20.80.  Mr. Stanley was granted a restricted stock award when he was hired on July 9, 2007, when the stock price was $30.17.  All restricted stock awards have dividend and voting rights.  Awards of all restricted stock require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

Long-Term Cash. The cash component of the LTIP is intended to focus the executives on financial and strategic goals important to us over a three-year period.   The target opportunities for the cash component range from 90% of base salary for the CEO to an average of 25% of base salary for the other NEOs.  In each case there is a “cut-off” award equal to 90% of the target award and a “stretch” award equal to 150% of the target award.

The financial performance metrics for the 2006-2008 LTIP performance period are compounded annual growth rate (CAGR) for both revenue and operating income and return on invested capital (ROIC).  These three financial metrics all have equal weight.  Utilizing the same approach as the annual plan, corporate officer positions are measured entirely on our results while business segment leadership is measured 70% on such segment’s results and 30% on our results.

Retirement and Other Benefits

Retirement Savings Plan and Deferral Plan

Unlike many of our competitors, we do not offer a defined benefit retirement plan.  Executive officers participate in our Retirement Savings Plan, a tax-qualified 401(k) plan pursuant to which all our U.S.-based employees, including the NEOs, are able to contribute the lesser of (i) up to 75% of their annual compensation (salary and bonus) or (ii) the limit prescribed by the Internal Revenue Service.  We match 50% on the first 6% of compensation that is contributed by an employee to the plan.  However, due to the legal contribution limits on defined contribution retirement plans, the actual benefit to executive officers under the plan is severely limited.  All employee contributions are fully vested upon contribution, while the matching contribution vests at the rate of 20% per year.

To provide somewhat more competitive retirement benefits, we offer our executive officers and selected U.S.-based key employees the right to participate in a nonqualified deferred compensation plan.  Under this plan, key employees are eligible to defer up to 75% of annual base salary and 100% of annual cash incentive compensation and/or commission awards.  For 2007, the Committee (and the Board of Directors in the case of the CEO) approved a matching contribution of 50% of the first 10% of base salary deferred during the year.  The matching contribution vests at the rate of 20% per year.  Outside directors are also eligible to defer up to 100% of their annual retainer but without a matching contribution.

All of the compensation associated with these plans for 2007 is included in the “Other Compensation” column of the Summary Compensation Table below.

Perquisites and other Personal Benefits

We provide a car allowance of $24,000 per year for the CEO and $9,600 per year for the other executive officers, except for two executive officers who have the use of drive audit vehicles (i.e., a vehicle provided to an employee, without charge, for the purpose of testing our remanufactured products).  The Committee believes this auto allowance is consistent with typical market practice for company car programs and is part of offering a market-competitive total compensation program.

Each executive officer, other than the CEO, also receives an annual allowance equal to 2% of base salary for expenses related to financial counseling, tax and legal services, club dues, home office and the like.  The CEO receives $20,000 annually for such expenses.  This flexible structure enables executives to select benefits based on their specific circumstances and thereby raises the perceived value of the program.

These perquisites and benefits are offered in order to (i) provide executives with certain conveniences so that they can focus more on our business matters, and (ii) offer a market-competitive total compensation package.  The Committee periodically reviews the levels of perquisites and other personal benefits to the NEOs and believes they are reasonable and consistent with our overall compensation program.

All of the compensation to the NEOs associated with these perquisites and other personal benefits for 2007 is included in the “Other Compensation” column of the Summary Compensation Table below.

Executive Compensation Employment Agreements

We have entered into written employment agreements with each of our executive officers, which provide for various benefits, including severance payable under certain circumstances.  These employment agreements are designed to promote stability and continuity among our senior management team.  For information regarding these agreements for the named executive officers, see “Summary Compensation Table” and “Potential Payments Upon Termination or Change-in-Control” below.

Tax and Accounting Implications

Deductibility of Executive Compensation - Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly compensated executive officers of publicly-held companies.  There is an exception to this rule for “performance-based compensation.”

The Committee’s long-term objective is that our compensation programs qualify as performance-based compensation for purposes of Section 162(m) in order to maximize our corporate tax deduction.  Therefore, as required by Section 162(m) both the annual incentive plans and long-term incentive plans were approved by stockholders to qualify applicable compensation as “performance based.”  Furthermore, the incentive plans are administered by the Committee in order to be compliant with Section 162(m).  Since May 2004, the Committee has been composed solely of outside directors for purposes of Section 162(m).  While the Committee’s general policy is to preserve the deductibility of most compensation paid to our covered executives, it may from time to time authorize payments that might not be deductible if the Committee believes that those payments are in the best interests of stockholders.

Summary Compensation Table

The following table sets forth the compensation for 2007 and 2006, for services to us in all capacities, of the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Donald T. Johnson Jr. Chairman, President, CEO	2007	$560,000	(3)	$0	$618,324	$501,860	$1,512,000	(4)	$0	$79,443	(5)	$3,271,627
	2006	$535,000	(6)	$0	$330,557	$281,421	$0		$0	$66,178	(7)	$1,213,156
Todd R. Peters Vice President and CFO	2007	$337,500	(8)	$0	$138,567	$120,864	$607,500		$0	$17,620	(9)	$1,222,051
	2006	$324,500		$0	$151,876	$125,414	$0		$0	$17,009	(10)	$618,799
William L. Conley, Jr. President, ATC Logistics & Electronics	2007	$260,000	(11)	$0	$80,945	$71,964	$352,867	(12)	$0	$37,130	(13)	$802,906
	2006	$252,000	(14)	$0	$55,964	$37,796	$159,472	(12)	$0	$36,680	(15)	$541,912
Joseph Salamunovich Vice President, General Counsel and Secretary	2007	$244,000	(16)	$0	$65,038	$54,523	$329,400		$0	$21,135	(17)	$714,096
	2006	$234,600		$0	$68,087	$37,796	$0		$0	$21,763	(18)	$362,246
Richard L. Stanley(19) President, ATC Drivetrain	2007	$162,346	(20)	$50,000	$247,937	$82,354	$118,181		$0	$52,511	(21)	$713,329
	2006	$0		$0	$0	$0	$0		$0	$0		$0

(1)
The assumptions used in the computation of our stock and option award fair values are set forth in Note 2 – Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Bonuses are paid under our incentive compensation plan for a particular year if we achieve or exceed specified EPS and other financial targets for the year, and are paid during the first quarter of the following year.

(3)	Mr. Johnson deferred $420,000 of this amount pursuant to our executive deferred compensation plan.
(4)	Mr. Johnson deferred 100% of this amount pursuant to our executive deferred compensation plan.
(5)
Consists of $4,200 Company matching contribution under our 401(k) Plan, $28,876 Company matching contribution under our executive deferred compensation plan, $24,000 automobile allowance, $18,939 in reimbursement for club dues and personal financial planning costs, and $3,428 in Company-paid life insurance premiums.

(6)	Mr. Johnson deferred $267,500 of this amount pursuant to our executive deferred compensation plan.
(7)
Consists of $6,442 Company matching contribution under our 401(k) Plan, $28,076 Company matching contribution under our executive deferred compensation plan, $20,000 automobile allowance, $10,700 in reimbursement for club dues and personal financial planning costs, and $960 in Company-paid life insurance premiums.

(8)	Mr. Peters' base salary was increased to $344,500 effective January 1, 2008.
(9)	Consists of $9,600 automobile allowance; $5,954 in reimbursement for club dues and financial planning costs; and $2,066 in Company-paid life insurance premiums.
(10)	Consists of $9,600 automobile allowance; $6,490 in reimbursement for club dues and financial planning costs; and $919 in Company-paid life insurance premiums.
(11)	Mr. Conley deferred $26,000 of this amount pursuant to our executive deferred compensation plan. His base salary was increased to $280,000 effective January 1, 2008.
(12)	Mr. Conley deferred 50% of this amount pursuant to our executive deferred compensation plan.
(13)
Consists of $6,750 Company matching contribution under our 401(k) Plan, $13,989 Company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $5,200 in reimbursement for club dues and personal financial planning costs; and $1,591 in Company-paid life insurance premiums.

(14)	Mr. Conley deferred $25,200 of this amount pursuant to our executive deferred compensation plan.
(15)
Consists of $6,600 Company matching contribution under our 401(k) Plan, $14,550 Company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $5,040 in reimbursement for club dues and personal financial planning costs; and $890 in Company-paid life insurance premiums.

(16)	Mr. Salamunovich's base salary was increased to $256,000 effective January 1, 2008.
(17)
Consists of $6,750 Company matching contribution under our 401(k) Plan, $9,600 automobile allowance, $3,292 in reimbursement for club dues and personal financial planning costs, and $1,493 in company-paid life insurance premiums.

(18)
Consists of $6,600 Company matching contribution under our 401(k) Plan, $9,600 automobile allowance, $4,692 in reimbursement for club dues and personal financial planning costs, and $871 in company-paid life insurance premiums.

(19)	Mr. Stanley was hired July 9, 2007.
(20)	Mr. Stanley deferred 10% of this amount pursuant to our executive deferred compensation plan. His full year annual base salary is $335,000.
(21)
Consists of $1,392 Company matching contribution under our 401(k) Plan, $7,087 Company matching contribution under our executive deferred compensation plan, $3,350 in reimbursement for club dues and personal financial planning costs, $2,050 in Company-paid life insurance premiums, and $38,632 in relocation costs.

We have a written employment agreement with each of our NEOs.  The agreement with Mr. Johnson expires on December 31, 2008, subject to a single one-year automatic renewal, while the agreement with each of the other NEOs is on a year-to-year basis with unlimited automatic renewals.

Each agreement provides for a base salary, participation in our various incentive and benefit plans, and various perquisites, including an annual car allowance ($24,000 for Mr. Johnson, $9,600 for other executive officers), and reimbursement of the executive’s expenses for financial planning, club dues and similar matters (capped at $20,000 per year for Mr. Johnson and 2% of annual base salary for other executives).

Each agreement includes a noncompetition provision that runs for a specified period after the executive ceases to be employed by Aftermarket Technology Corp.  The period is 24 months in the case of Messrs. Johnson and Peters and 18 months in the case of the other executive officers.  Each agreement also contains a confidentiality provision and a provision that prohibits the executive officer from soliciting our employees for employment by other companies during a specified period after leaving Aftermarket Technology Corp.

Each of the employment agreements provides for severance payments to the executive officer in certain circumstances.  See “Potential Payments Upon Termination or Change-in-Control” below.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made in 2007 to the NEOs under our various incentive plans:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold $	Target $	Maximum $		Threshold #	Target #	Maximum #
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)		(k)	(l)
Donald T. Johnson Jr. Chairman, President and CEO		$126,000	$504,000	$1,512,000	(1)	-	-	-
		$453,600	$504,000	$756,000	(2)
	1/19/07								29,400	(3)	-		-	$611,520
	1/19/07								-		87,700	(3)	$20.80	$531,024
Todd R. Peters Vice President and CFO		$50,625	$202,500	$607,500	(1)	-	-	-
		$113,873	$126,525	$189,788	(2)
	6/05/07								4,849	(3)	-		-	$147,604
	6/05/07								-		15,588	(3)	$30.44	$147,992
William L. Conley, Jr. President, ATC Logistics & Electronics		$32,500	$130,000	$390,000	(1)	-	-	-
		$87,750	$97,500	$146,250	(2)
	6/05/07								3,737	(3)	-		-	$113,754
	6/05/07								-		12,012	(3)	$30.44	$114,042
Joseph Salamunovich Vice President, General Counsel and Secretary		$27,450	$109,800	$329,400	(1)	-	-	-
		$49,410	$54,900	$82,350	(2)
	6/05/07								2,104	(3)	-		-	$64,046
	6/05/07								-		6,764	(3)	$30.44	$64,217
Richard L. Stanley President, ATC Drivetrain		$20,192	$80,767	$242,301	(1)	-	-	-
		$56,531	$62,813	$94,219	(2)
	7/09/07								28,000	(4)	-		-	$844,760
	7/09/07								-		30,000	(4)	$30.17	$280,626

(1)
Established under the annual IC Plan and payable if we achieve or exceed specified EPS and other financial targets for the year ended December 31, 2007 (provided that any bonus may be reduced by up to 20% if certain quality and service metrics are not achieved).   The amounts shown in column (c) reflect the minimum payments under the IC Plan which are 25% of the target amounts shown in column (d).  The amounts shown in column (e) are 300% of such target amounts.  These amounts are based on the individual's current salary, position and eligibility period.

(2)
Established under the LTIP (3-year) and payable if we achieve or exceed specified financial targets (CAGR - Revenue, CAGR - EBIT, ROIC) for the three-year period ending December 31, 2008.   The amounts shown in column (c) reflect the minimum payments under the LTIP which are 90% of the target amounts shown in column (d).  The amounts shown in column (e) are 150% of such target amounts.  These amounts are based on the individual's 2007 salary, position and eligibility period.

(3)	Awarded under the 2006 Stock Incentive Plan. No consideration was paid for the award.
(4)	Awarded under the 2004 Stock Incentive Plan. No consideration was paid for the award.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised stock options, unvested restricted stock, and equity incentive plan awards for each NEO outstanding as of December 31, 2007:

	Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expi-ration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Donald T. Johnson, Jr.				-			50,233	(1)	$1,369,352	-	-
	108,146	0			$14.0000	01/02/14
	75,000	0			$15.8500	06/02/15
	18,750	37,500	(2)		$24.6900	06/01/16
	0	87,700	(3)		$20.8000	01/19/17
Todd R. Peters				-			11,099	(4)	$302,559	-	-
	5,625	11,250	(2)		$24.6900	06/01/16
	0	15,588	(5)		$30.4400	06/05/17
William L. Conley, Jr.				-			6,862	(6)	$187,058	-	-
	25,000	0			$14.1100	08/07/12
	10,000	0			$14.9000	05/12/14
	11,250	0			$15.8500	06/02/15
	2,813	5,624	(2)		$24.6900	06/01/16
	0	12,012	(5)		$30.4400	06/05/17
Joseph Salamunovich				-			5,229	(7)	$142,543	-	-
	20,000	0			$22.9000	05/08/12
	10,000	0			$14.9000	05/12/14
	11,250	0			$15.8500	06/02/15
	2,813	5,624	(2)		$24.6900	06/01/16
	0	6,764	(5)		$30.4400	06/05/17
Richard L. Stanley				-			28,000	(8)	$763,280	-	-
	0	30,000	(8)		$30.1700	07/09/17

(1)	9,800 shares vested in January 2008; 14,583 shares vest in June 2008; 9,800 shares vest in January 2009; 6,250 shares vest in June 2009; and 9,800 shares vest in January 2010.
(2)	Vest in equal installments in June 2008 and June 2009.
(3)	29,234 options vested in January 2008 and the balance vest in equal installments in January 2009 and January 2010.
(4)	5,992 shares vest in June 2008; 3,491 shares vest in June 2009; and 1,616 shares vest in June 2010.
(5)	Vest in equal installments in June 2008, June 2009 and June 2010.
(6)	3,433 shares vest in June 2008; 2,183 shares vest in June 2009; and 1,246 shares vest in June 2010.
(7)	2,889 shares vest in June 2008; 1,639 shares vest in June 2009; and 701 shares vest in June 2010.
(8)	Vest in equal installments in July 2008, July 2009 and July 2010.

Option Exercise and Stock Vesting Table

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock in 2007 for the NEOs:

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald T. Johnson, Jr.	31,854	$642,972	14,583	$442,886
Todd R. Peters	23,333	$371,683	12,708	$321,028
William L. Conley, Jr.	0	$0	3,021	$89,574
Joseph Salamunovich	15,000	$159,875	3,855	$112,725
Richard L. Stanley	0	$0	0	$0

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding the NEOs’ participation in our deferred compensation plan during 2007:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)(3)		Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)		(d)	(e)	(f)
Donald T. Johnson Jr. Chairman, President, CEO	$420,000	$28,876	(5)	$(3,999)	$0	$1,699,095
Todd R. Peters Vice President and CFO	$0	$0		$0	$0	$0
William L. Conley, Jr. President, ATC Logistics & Electronics	$105,705	$13,989	(6)	$20,013	$0	$316,324
Joseph Salamunovich Vice President, General Counsel and Secretary	$0	$0		$0	$0	$0
Richard L. Stanley President, ATC Drivetrain	$14,173	$7,087		$232	$0	$21,492

(1)	All of these amounts are reported as 2007 compensation in the Summary Compensation Table.
(2)	All of these amounts are reported as "All Other Compensation" in the Summary Compensation Table.
(3)	In 2007, the Company provided a matching contribution of 50% of the first 10% of base salary deferred.
(4)	None of these amounts are reported as 2007 compensation in the Summary Compensation Table.
(5)	Includes special Company contribution of $876 to replace a forfeited 401(k) Plan Company matching contribution.
(6)	Includes special Company contribution of $1,004 to replace a forfeited 401(k) Plan Company matching contribution.

Our nonqualified deferred compensation plan, which is designed to comply with the requirements of Section 409A of the Internal Revenue Code, enables our executive officers and directors to defer a portion of the cash compensation payable to them.  Officers may defer up to 75% of base salary and up to 100% of annual incentive bonus and directors may defer up to 100% of annual retainer.  The plan provides for a Company contribution of 50 cents for each dollar of the first 10% of base salary deferred by an officer.  Plan participants elect to invest contributions in assorted mutual funds available under the plan.  Distributions from the plan can be made in a lump sum payment or in annual payments over a period not to exceed 15 years.  “In-service” distributions (i.e., distributions made while the participant is still employed by us) may not be made prior to two years after the establishment of the in-service account in question.  “Post-separation” distributions (i.e., distributions made after the participant ceases to be employed by us) may not be made until six months after the separation.  A participant may also receive a one-time distribution of some or all of such participant’s deferred account in the event of financial hardship caused by certain “unforeseen emergencies” (as defined in the plan).

The following table shows the funds available under the deferred compensation plan and their annual rate of return for the year ended December 31, 2007, as reported by the administrator of the plan:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Century Equity Income Adv. Fund	1.43%	Principal Investors Money Market Pfd. Fund	4.76%
American Funds EuroPacific Growth R3 Fund	18.58%	Principal Investors Partners MidCap Value Pfd. Fund	(2.04)%
American Funds Growth Fund of America R3 Fund	10.59%	Principal Investors Real Estate Securities Pfd. Fund	(17.74)%
Calvert Social Investment Bond A Fund	6.66%	Principal Investors SmallCap Blend Pfd. Fund	1.63%
Lord Abbett All Value P Fund	7.39%	Principal Investors SmallCap Value Pfd. Fund	(7.67)%
Principal Investors International Growth Pfd. Fund	12.16%	Russell LifePoints® Balanced Strategy E Fund	6.78%
Principal Investors LargeCap Growth Pfd. Fund	22.73%	Russell LifePoints® Equity Growth Strategy E Fund	7.38%
Principal Investors MidCap Blend Pfd. Fund	9.16%

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements with our NEOs provides that we will make severance payments and provide severance benefits to the executive if his employment with us terminates under certain circumstances.  For purposes of the following discussion, the “termination date” means the date the executive ceases to be our employee, whether due to nonrenewal of the employment agreement, termination by us, or the executive’s resignation, death or disability.

Mr. Johnson’s severance is equal to two years of base salary and 2.0 times his target bonus under our annual IC Plan, plus a prorated portion of any cash bonus under our LTIP.  Severance is payable if (i) he is terminated without cause or resigns for “good reason” (see below), (ii) his employment agreement is not renewed within 18 months after a “change in control” (see below), or (iii) he becomes disabled.  Severance payments will be made over the 24-month period following his termination date unless the termination date occurs within 18 months after a change in control, in which case the severance will be made in a single payment within ten days after the termination date.  Mr. Johnson’s medical coverage runs for five years after termination.  In February 2008 his employment agreement was amended to increase his severance if, within 18 months after a change in control, he is terminated without cause, he resigns for good reason, or his agreement is not renewed, in which case his severance will equal three years of base salary, 3.0 times his target bonus under our annual IC Plan, and a prorated portion of any cash bonuses under our annual IC Plan and our LTIP.

Mr. Johnson’s unvested stock options and restricted stock as of his termination date will continue to vest according to their vesting schedules after the termination date under the following circumstances: (i) the expiration of his employment agreement without renewal; (ii) his termination without cause or resignation for good reason; (iii) his permanent disability; or (iv) his voluntary resignation if the Board determines that Mr. Johnson has provided an orderly transition to his successor.  If Mr. Johnson ceases to be our employee due to his death, then all his unvested stock options and restricted stock will immediately vest.  If he is terminated for cause or voluntarily resigns without providing an orderly transition, then his stock options and restricted stock that are unvested as of the termination date will terminate.  His options that are vested on his termination date or that subsequently vest will be exercisable until the tenth anniversary of the date of their grant.

Mr. Johnson’s severance payments are subject to a tax “gross-up” of up to $5,000,000 to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if a change in control occurs within 18 months prior to his termination date.

Severance is payable to an executive officer other than Mr. Johnson if (i) the executive is terminated without cause or resigns for good reason, or (ii) his or her employment agreement is not renewed.  Severance is equal to 12 months of base salary (18 months for Mr. Peters) plus a prorated portion of the cash bonus that would be payable under our annual IC Plan for the year in which the termination date occurs.  If the termination date occurs within 18 months after a change in control, the executive officer would also receive a payment equal to his target bonus under the IC Plan for the year in which the termination date occurs.  The severance also includes continued medical benefits during the severance period.  In February 2008 our Compensation Committee increased the severance payable to each of Messrs. Peters, Conley, Salamunovich and three other executive officers in the event of termination within 18 months after a change in control.  In that event, severance will equal 18 months of base salary (24 months for Mr. Peters), 1.5 times the target bonus under our annual IC Plan (2.0 times for Mr. Peters) and a prorated portion of any cash bonuses under our annual IC Plan and our LTIP.

Severance payments to an executive officer will ordinarily be made over the severance period unless the termination date occurs within 18 months after a change in control, in which case the severance will be made in a single payment within ten days after the termination date.

If the employment of an executive officer (other than Mr. Johnson) terminates, all of his unvested stock options and shares of restricted stock will terminate on the termination date, unless either (i) a change in control has occurred within 18 months prior to the termination date or (ii) termination is due to the executive’s death or permanent disability, in which case all such unvested options and restricted stock will vest on the termination date.  Generally an executive will have 30 days after his or her termination date in which to exercise any stock options that vested on or before the executive’s termination date, except in the case of termination without cause within 18 months after a change in control, upon death or disability, in which case the executive (or his estate) has one year from the termination date in which to exercise such vested options.

None of the executive employment agreements in place at December 31, 2007 provides for any payments or benefits upon a change in control unless the executive’s employment terminates at the time of the change in control.

None of the executive employment agreements, other than Mr. Johnson’s, provide for a tax “gross-up” to offset the “parachute” excise tax under Internal Revenue Code Section 4999.

It is a condition to receiving severance payments and benefits that the executive officer release us from all legal claims of any nature that he or she has or may have as of the termination date.

“Change in control” (CIC) occurs if (i) a reorganization, merger or consolidation of Aftermarket Technology Corp. or sale of all or substantially all of our assets occurs unless after such transaction at least 85% of the total voting power of the entity surviving or resulting from such transaction is beneficially owned by persons who prior to the transaction beneficially owned 100% of the total voting power of Aftermarket Technology Corp., (ii) any stockholder (or group of stockholders) becomes the beneficial owner of more than 35% of the total voting power of Aftermarket Technology Corp., or (iii) during any 12 month period individuals who at the beginning of such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors.

“Good reason” means (i) a material diminution in the executive officer’s compensation, authority or responsibilities that is not justified by the executive’s performance, or (ii) our material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from the executive officer.

The following tables show the payments and benefits that the NEOs could receive in the event of certain termination events, based on their employment agreements as in effect on December 31, 2007:

Donald T. Johnson Jr.
Executive Benefits and Payments Upon Termination	Voluntary Termination Without Board- approved Transition	Voluntary Termination With Board- approved Transition	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	-	$2,128,000	$2,128,000	-	$1,120,000
Short-term Incentive
Earned Annual Incentive Award	$1,512,000	$1,512,000	$1,512,000	$1,512,000	$1,512,000	$1,512,000	$1,512,000
Long-term Incentives
3-year Incentive Award	$336,000	-	-	$336,000	$336,000	$336,000	$336,000
Stock Options(2)	-	$662,917	-	$662,917	$662,917	$662,917	$662,917
Restricted Stock(3)	-	$1,369,352	-	$1,369,352	$1,369,352	$1,369,352	$1,369,352
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	-	$30,461	$30,461	$30,461	$30,461
Life Insurance Proceeds	-	-	-	-	-	$1,680,000	-
Vested Portion of Company Match of Deferred Comp.	$42,424	$42,424	$42,424	$42,424	$70,707	$70,707	$70,707
Accrued Vacation Pay	$2,057	$2,057	$2,057	$2,057	$2,057	$2,057	$2,057
Outplacement Assistance	-	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	$1,892,481	$3,588,750	$1,556,481	$6,108,211	$6,136,494	$5,663,494	$5,103,494

(1)	Includes resignation for good reason.
(2)
Unvested awards that either (a) continue to vest according to its terms or (b) accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2007 minus (ii) the exercise price of such awards.

(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2007.
(4)	Estimated employer subsidy.

Todd R. Peters
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$506,250	$708,750	-	-
Short-term Incentive
Earned Annual Incentive Award	$607,500	$607,500	$607,500	$607,500	$607,500	$607,500
Long-term Incentives
3-year Incentive Award				$84,350
Stock Options(2)	-	-	-	$28,913	$28,913	$28,913
Restricted Stock(3)	-	-	-	$302,559	$302,559	$302,559
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$12,342	$12,342	-	-
Life Insurance Proceeds	-	-	-	-	$1,013,000	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-
Accrued Vacation Pay	$1,298	$1,298	$1,298	$1,298	$1,298	$1,298
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$608,798	$608,798	$1,152,390	$1,770,712	$1,953,270	$940,270

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2007 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2007.
(4)	Estimated employer subsidy.

William L. Conley Jr.
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$260,000	$390,000	-	-
Short-term Incentive
Earned Annual Incentive Award	$352,867	$352,867	$352,867	$352,867	$352,867	$352,867
Long-term Incentives
3-year Incentive Award				$65,000
Stock Options(2)	-	-	-	$14,454	$14,454	$14,454
Restricted Stock(3)	-	-	-	$187,058	$187,058	$187,058
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$6,092	$6,092	-	-
Life Insurance Proceeds	-	-	-	-	$780,000	-
Vested Portion of Company Match of Deferred Comp.	$38,299	$38,299	$38,299	$38,299	$38,299	$38,299
Accrued Vacation Pay	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$405,166	$405,166	$696,258	$1,092,770	$1,386,678	$606,678

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2007 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2007.
(4)	Estimated employer subsidy.

Joseph Salamunovich
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$244,000	$353,800	-	-
Short-term Incentive
Earned Annual Incentive Award	$329,400	$329,400	$329,400	$329,400	$329,400	$329,400
Long-term Incentives
3-year Incentive Award				$36,600
Stock Options(2)	-	-	-	$14,454	$14,454	$14,454
Restricted Stock(3)	-	-	-	$142,543	$142,543	$142,543
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,228	$8,228	-	-
Life Insurance Proceeds	-	-	-	-	$732,000	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-
Accrued Vacation Pay	$938	$938	$938	$938	$938	$938
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$330,338	$330,338	$607,566	$910,963	$1,219,335	$487,335

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2007 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2007.
(4)	Estimated employer subsidy.

Richard L. Stanley
Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$335,000	$502,500	-	-
Short-term Incentive
Earned Annual Incentive Award	$118,181	$118,181	$118,181	$118,181	$118,181	$118,181
Long-term Incentives
3-year Incentive Award				$20,938
Stock Options(2)	-	-	-	$0	$0	$0
Restricted Stock(3)	-	-	-	$763,280	$763,280	$763,280
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$3,241	$3,241	-	-
Life Insurance Proceeds	-	-	-	-	$1,005,000	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	$7,164	$7,164	$7,164
Accrued Vacation Pay	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$118,181	$118,181	$481,422	$1,440,304	$1,893,625	$888,625

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2007 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2007.
(4)	Estimated employer subsidy.

Compensation of Directors

The following table sets forth the compensation for 2007 for those persons who served as members of our Board of Directors during 2007 (other than the Chairman of the Board, whose compensation is included in the above tables as a named executive officer):

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)
Robert L. Evans	$50,000	(2)	$43,775	(3) (4)	$48,225	(5) (6)	$0	$0	$0	$142.000
Curtland E. Fields	$50,000		$43,775	(3) (4)	$48,225	(5) (6)	$0	$0	$0	$142,000
Michael J. Hartnett	$50,000		$43,775	(3) (4)	$48,225	(5) (7)	$0	$0	$0	$142,000
Michael D. Jordan	$50,000	(2)	$43,775	(3) (4)	$53,668	(5) (6)	$0	$0	$0	$147,443
S. Lawrence Prendergast	$50,000		$43,775	(3) (4)	$53,668	(5) (6)	$0	$0	$0	$147,443
Edward Stewart	$50,000	(2)	$43,775	(3) (4)	$48,225	(5) (6)	$0	$0	$0	$142,000

(1)     The assumptions used in the computation of our stock and option award fair values are set forth in Note 2 – Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)     Entire 2007 cash retainer has been deferred in Company's Nonqualified Deferred Compensation Plan.
(3)     The grant date fair value of 2,000 shares of restricted stock granted in 2007 is $60,960.
(4)     As of December 31, 2007, the director held 3,833 shares of restricted stock.
(5)     The grant date fair value of 6,000 options to purchase common stock granted in 2007 is $78,522.
(6)     As of December 31, 2007, the director held 29,000 options to purchase common stock.
(7)     As of December 31, 2007, the director held 124,000 options to purchase common stock.

We pay our outside directors an annual fee of $50,000 for serving on the Board and we reimburse them for their expenses in connection with attending Board and committee meetings.  Directors do not receive any compensation for serving on a committee or serving as lead director or a committee chairman.  In addition to the annual fee, each outside director receives an annual grant of restricted stock and options to purchase our common stock.  For 2007 the grant was 2,000 shares of restricted stock and 6,000 stock options.  Each director’s restricted stock (for which no consideration was paid) vests in one-third increments on the first, second and third anniversaries of the date of grant.  The option exercise price is $30.48 (the closing price of our common stock on Nasdaq on the date the options were granted), the options vest in one-third increments on the first, second and third anniversaries of the date of grant, and they expire in 2017.

Stock Incentive Plans

Pursuant to our 1998, 2000, 2002, 2004 and 2006 stock incentive plans, officers, directors, employees and consultants of Aftermarket Technology Corp. and its affiliates are eligible to receive stock options, annual incentive bonuses and incentive stock.  In addition, we have stock options outstanding under a 1996 stock incentive plan under which awards may no longer be made.

The stock incentive plans are administered by the Compensation and Nominating Committee of our Board of Directors, although the Board of Directors makes decisions with respect to awards for our Chief Executive Officer and may exercise any of the Committee’s other authority under the plans in lieu of the Committee’s exercise thereof.  Subject to the express provisions of the stock incentive plans, the Committee has broad authority in administering and interpreting the plans.  Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events.  Restricted stock granted under the stock incentive plans are subject to vesting provisions.  Stock options are also subject to vesting provisions and expire on the tenth anniversary of the date of grant.

As of February 15, 2008, there were 236,123 shares of restricted stock issued to our directors, officers and employees and 1,586,002 options to purchase common stock granted to our directors, officers and employees pursuant to the plans, and the number of shares available for future issuance pursuant to the plans was 749,372.

For information regarding the number of shares of restricted stock and stock options held by our directors and officers, see "Security Ownership of Certain Beneficial Owners and Management."

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of our Board of Directors is composed of Robert L. Evans, Curtland E. Fields (Chairman) and Michael D. Jordan, none of whom are or have ever been an officer or employee of Aftermarket Technology Corp. or its subsidiaries and each of whom is, and at all times during 2007 was, independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.  During 2007 none of our executive officers served on the board of directors or compensation committee of any entity with which any of Messrs. Evans, Fields or Jordan or any other member of our Board of Directors had any affiliation.

Compensation Committee Report

The Compensation and Nominating Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis at the beginning of this Executive Compensation section with management and based on such review and discussions, the Compensation and Nominating Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

Compensation and Nominating Committee
Curtland E. Fields, Chairman
Robert L. Evans
Michael D. Jordan

The foregoing report of the Compensation and Nominating Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock (the only class of our issued and outstanding voting securities), as of February 15, 2008 by each of our directors, our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2007, our directors and executive officers as a group, and each person who at February 15, 2008 was known to us to beneficially own more than 5% of our outstanding common stock.

Beneficial Owner(1)	Number of Shares(2)	Voting Percentage
FMR Corp.(3)	2,875,527	13.0
Wells Fargo & Company(4)	1,485,704	6.7
Daruma Asset Management, Inc.(5)	1,358,400	6.1
Barclays Global Investors(6)	1,341,644	6.1
Donald T. Johnson, Jr.(7)	318,177	1.4
Todd R. Peters(8)	38,738	*
William L. Conley, Jr.(9)	61,863	*
Richard L. Stanley(10)	28,000	*
Joseph Salamunovich(11)	58,763	*
Robert L. Evans(12)	35,000	*
Curtland E. Fields(12)	35,000	*
Dr. Michael J. Hartnett(13)	130,000	*
Michael D. Jordan(12)	35,000	*
S. Lawrence Prendergast(12)	36,000	*
Edward Stewart(12)	52,000	*
All directors and officers as a group (15 persons)(14)	998,137	4.4
_______________
*   Less than 1%.

(1)	Unless otherwise noted, the address of each beneficial owner is 1400 Opus Place, Suite 600, Downers Grove, IL 60515.
(2)
The shares of common stock underlying options granted under our stock incentive plans that are exercisable as of February 15, 2008 or that will become exercisable within 60 days thereafter (such options being referred to as “exercisable”) are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109.
(4)	Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104.
(5)	Daruma Asset Management, Inc.’s address is 80 West 40th Street, 9th Floor, New York, NY 10018.
(6)	Barclays Global Investors’ address is 45 Fremont Street, San Francisco, CA 94105.
(7)	Includes 62,664 shares of restricted stock and 231,130 shares subject to exercisable options. Excludes 167,241 shares subject to options that are not exercisable.
(8)
Includes 11,099 shares of restricted stock and 5,625 shares subject to exercisable options.  Excludes 26,838 shares subject to options that are not exercisable.  20,000 shares are pledged as security for a personal loan from The Northern Trust.

(9)	Includes 6,862 shares of restricted stock and 49,063 shares subject to exercisable options. Excludes 17,636 shares subject to options that are not exercisable.
(10)	Consists of 28,000 shares of restricted stock. Excludes 30,000 shares subject to options that are not exercisable.
(11)	Includes 5,229 shares of restricted stock and 44,063 shares subject to exercisable options. Excludes 12,388 shares subject to options that are not exercisable.
(12)	Includes 3,833 shares of restricted stock and 29,000 shares subject to exercisable options. Excludes 9,000 shares subject to options that are not exercisable.
(13)	Includes 3,833 shares of restricted stock and 124,000 shares subject to exercisable options. Excludes 9,000 shares subject to options that are not exercisable.
(14)	Includes 156,322 shares of restricted stock and 735,300 shares subject to exercisable options. Excludes 353,002 shares subject to options that are not exercisable.

CERTAIN TRANSACTIONS

Since the beginning of 2007, we have not engaged in, nor is there any current proposal that we engage in, any transaction or series of related transactions with any of our directors, executive officers, anyone known by us to own (of record or beneficially) more than 5% of our outstanding common stock, or any member of the immediate family of any of the foregoing.

The Audit Committee of our Board of Directors is responsible for reviewing and approving all “related party transactions” (as defined in the applicable Nasdaq listing standards).  Before approving such a transaction, the Audit Committee would take into account all relevant factors that it deems appropriate, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction.  The Audit Committee’s responsibility for related party transactions is set forth in the Committee’s written charter (a copy of which is available on our website at www.goATC.com).  The Audit Committee’s policy regarding related party transactions is not in writing, but is the result of the oral consensus of the members of the Committee.

We have entered into separate but identical indemnification agreements with each of our directors and executive officers.  These agreements provide for, among other things, indemnification to the fullest extent permitted by law and advancement of expenses.

AUDIT MATTERS

Independent Auditor

Ernst & Young LLP was our independent auditor for the year ended December 31, 2007.  The appointment of the independent auditor is approved by the Audit Committee of our Board of Directors.  Consistent with past years, the Audit Committee will not take action regarding the appointment of our auditor for fiscal 2008 until the fourth quarter of this year.  Stockholder approval is not sought in connection with the selection of auditors.

Representatives of Ernst & Young will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

Fees Paid to Independent Auditor

Set forth below are the fees and expenses for Ernst & Young for each of the last two years for the following services provided to us:

	2007	2006
Audit Fees (1)	$1,078,263	$1,140,510
Audit-Related Fees (2)	359,907	178,896
Tax Fees (3)	67,016	44,958
All Other Fees (4)	–	6,600
Total Fees	$1,505,186	$1,370,964
_______________

(1)
The fees for 2007 are $53,698 higher than reported in our Annual Report on Form 10-K for the year ended December 31, 2007 due to audit fees incurred but not communicated until after the filing of the 2007 Annual Report on Form10-K.

(2)
For 2007 consists of fees and expenses for services relating to a Statement of Auditing Standards No. 70 review ($134,907) and fees related to certain due diligence services ($225,000).  For 2006 consists of fees and expenses for services relating to a Statement of Auditing Standards No. 70 review ($128,896) and diligence for a potential acquisition ($50,000).

(3)	Consists of fees and expenses for assistance with (i) state, federal and foreign tax returns ($67,016 for 2007 and $35,939 for 2006) and (ii) other foreign tax related assistance ($9,019 for 2006).
(4)	Consists of fees and expenses for assurance-related services for a customer.

The Audit Committee of our Board of Directors pre-approves each non-audit engagement or service with or by our independent auditor.  Prior to pre-approving any such non-audit engagement or service, it is the Committee's practice to first receive information regarding the engagement or service that (i) is detailed as to the specific engagement or service, and (ii) enables the Audit Committee to make a well-reasoned assessment of the impact of the engagement or service on the auditor’s independence.  In addition, the Chairman of the Audit Committee is authorized to pre-approve any non-audit service between regularly scheduled meetings of the Audit Committee, provided that the fees for such service do not exceed $50,000 and that the Chairman’s approvals are reported to the full Audit Committee at the next Audit Committee meeting.  The Audit Committee or the Audit Committee Chairman pre-approved all non-audit engagements with, and services provided by, our independent auditor during 2007 and 2006.

Audit Committee Report

The Audit Committee reviews the financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements, the reporting process and internal controls.  The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditor the audited financial statements.  The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Committee has received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditor its independence from Aftermarket Technology Corp. and its management.  The Committee has also considered whether the independent auditor’s provision of non-audit services is compatible with the auditor’s independence and has concluded that the independent auditor is independent from Aftermarket Technology Corp. and its management.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditors.  Accordingly, the Committee’s oversight does not provide an independent basis to certify that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent auditor is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee
Dr. Michael J. Hartnett
S. Lawrence Prendergast, Chairman
Edward Stewart

ANNUAL REPORT ON FORM 10-K

Any stockholder who has not received a copy of the Annual Report may obtain one without charge by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  The Annual Report is also available on our website at www.goATC.com.  We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

STOCKHOLDER COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with one or more of our directors may do so by sending a letter addressed to the director or directors care of the Secretary, Aftermarket Technology Corp., 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  At the direction of the Board, mail will be opened and screened for security purposes.  All mail, other than items deemed obscene, will be forwarded to the appropriate director or directors.  Mail addressed to the directors generally or to the entire Board will be forwarded to the Chairman of the Board.  Any mail regarding our financial statements, financial records, accounting practices or internal controls or alleging any violation of our code of ethics will be forwarded to the Audit Committee to be handled in accordance with the Committee’s established procedures.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver a single Notice of Internet Availability or one set of proxy materials to stockholders who share an address, unless otherwise requested.  If you share an address with another stockholder and have received only one Notice or one set of proxy materials, you may request a separate copy of the Notice or proxy materials at no cost to you by contacting us at (630) 271-8100, or by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  For future annual meetings, you may request a separate Notice or separate proxy materials for each stockholder within your household, or, in the alternative, request that we send only one Notice or one set of proxy materials to you if you are receiving multiple copies, by calling or writing to Aftermarket Technology Corp. at the phone number and address given above.

STOCKHOLDER PROPOSALS
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us on or before December 17, 2008 to be considered for inclusion in the proxy statement for our 2009 annual meeting of stockholders, which is expected to be held on or about June 3, 2009.  Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least $2,000 in market value or 1% of securities entitled to be voted at the 2009 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

If we receive notice after March 10, 2009 of a stockholder’s intent to present a proposal at the 2009 annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal at the meeting, without including information regarding the proposal in our proxy materials.

By Order of the Board of Directors,

Joseph Salamunovich
Secretary

April 15, 2008

APPENDIX A

Aftermarket Technology Corp.

1400 OPUS PLACE
SUITE 600
DOWNERS GROVE, IL 60515

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Aftermarket Technology Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aftermarket Technology Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

0000 0000 0000

PAGE 2 OF 2

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

AFTRM1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AFTERMARKET TECHNOLOGY CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for whom authority will be withheld on the line below.
1. ELECTION OF DIRECTORS	☐	☐	☐	______________________

Nominees:
01) Robert L. Evans
02) Curtland E. Fields
03) Dr. Michael J. Hartnett
04) Donald T. Johnson, Jr.
05) Michael D. Jordan
06) S. Lawrence Prendergast
07) Edward Stewart

2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment(s) thereof.

The shares represented by this proxy, when the proxy is properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposal 1 and in the discretion of the proxies with respect to matters described in Proposal 2.

For address changes and/or comments, please check this box and write them on the reverse where indicated. ☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice. ☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date

P58481

Signature (Joint Owners) Date

123,456,789,012
008318107
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